Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports Record Quarterly Revenue of $5.2 Million

Quarterly operating profit driven by double-digit revenue growth

Hackensack, NJ – December 7, 2017 – Champions Oncology, Inc. (Nasdaq: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced its financial results for the second fiscal quarter and six months ended October 31, 2017.

Second Quarter and Recent Business Highlights:

•	Record quarterly revenue of $5.2 million, an increase of 16.7% year-over-year

•	Record Translational Oncology Services (“TOS”) revenue of $4.8 million, an increase of 21.8% year-over-year

•
Awarded a two-year, $2 million, competitively-bid contract through the Small Business Innovation Research (SBIR) program to build and study an ethnically diverse cohort of metastatic prostate patient-derived xenograft (PDX) models

•
Clinical correlation between patient-derived xenograft (PDX) model responses and patient responses to oncology therapies highlighted in journal, Annals of Oncology; the report was published by the European Society for Medical oncology (ESMO), the leading European professional organization for medical oncology in Europe.

•	Reiterated expectations for fiscal year 2018 revenue growth of at least 20% over fiscal year 2017

Ronnie Morris, CEO of Champions, commented, “The continued execution of our strategic growth plan and disciplined management of expenses resulted in quarterly operating profitability and another quarter of record revenue, reinforcing our confidence in achieving at least 20% revenue growth for fiscal 2018 and the longer-term prospects for our business. As expected, revenues reached a level that exceeded our expenses, establishing a trajectory for long-term profitability. As we continue to scale, we expect to further minimize the impact of quarter-to-quarter fluctuations and generate consistent profitability.”

“Engagement with existing and potential new clients remains solid, and we are encouraged by the level of interest being expressed for our services and the future growth opportunities we see before us,” added Morris. “As we continue to expand our presence and collaborate with pharmaceutical companies on new projects, we are further increasing the value and importance of our models in the pre-clinical and clinical drug development process.”

Financial Results

Exhibit 99.1

For the second quarter of fiscal 2018, revenue increased 16.7% to $5.2 million, as compared to $4.5 million for the second quarter of fiscal 2017. Total operating expenses for the second quarter fiscal 2018 and 2017 was $5.3 million and $5 million, respectively, an increase of $300,000 or 6.5%. Revenue was $10.2 million and $8.1 million for the six months ended October 31, 2017 and 2016, respectively, an increase of $2.1 million or 26%. Total operating expenses for the six months ended October 31, 2017 and 2016 was $10.9 million and $11.1 million, respectively, a decrease of $200,000 or (2%).

For the second quarter of fiscal 2018, Champions reported a loss from operations of $70,000, including $148,000 in stock-based compensation, an improvement of $423,000 or 85.8% compared to the loss from operations of $493,000, inclusive of $535,000 in stock-based compensation, in the second quarter of fiscal 2017. Excluding stock based compensation and depreciation, Champions recognized net income from operations of $175,000 for the second quarter 2018.

Net cash generated was $229,000 for the three months ended October 31, 2017. Net cash used for the same period last year was $134,000. The improvement in cash flow is the result of revenue growth and expense management.

The Company ended the quarter with $660,000 of cash and cash equivalents and reiterates its position that it does not currently intend to raise capital in the equity market.

TOS revenue was $4.8 million for the three months ended October 31, 2017 compared to $4 million for the three months ended October 31, 2016, an increase of $800,000 or 21.8%.

TOS cost of sales was $2.4 million for the three months ended October 31, 2017, an increase of $600,000, or 30.9%, compared to $1.8 million for the three months ended October 31, 2016. For the three months ended October 31, 2017 and 2016, gross margin for TOS was 50.4% and 53.8%, respectively. The increase in TOS cost of sales was due to an increase in the number and size of TOS studies. The gross margin often fluctuates quarter to quarter, resulting from timing differences between revenue and expense recognition.

Personalized Oncology Services ("POS") revenue was $378,000 and $497,000 for the three months ended October 31, 2017 and 2016, respectively, a decrease of $119,000 or (23.9%). The decrease is due mainly to a decrease in implant and drug study revenue.

POS cost of sales was $259,000 for the three months ended October 31, 2017, a decrease of $115,000, or (30.7%), compared to $374,000 for the three months ended October 31, 2016. For the three months ended October 31, 2017 and 2016, gross margin for POS was 31.5% and 24.8%, respectively. The improvement is attributed to the increase in higher margin sequencing revenue.

Research and development expense was $1.1 million for the three months ended October 31, 2017, an increase of $100,000, or 10.6%, compared to $1 million for the three months ended October 31, 2016. Sales and marketing expense for the three months ended October 31, 2017 was $551,000, a decrease of $166,000, or (23.2%), compared to $717,000 for the three months ended October 31, 2016. The decrease is mainly due to a reduction of marketing resources for the POS division. General and administrative expense was $1 million for both the three months ended October 31, 2017 and 2016.

Year-to-Date Financial Results

Exhibit 99.1

For the first six months of fiscal 2018, revenue increased 26.0% to $10.2 million, as compared to $8.1 million for the first six months of fiscal 2017. Total operating expenses for the first six months of fiscal 2018 were $10.9 million compared to $11.1 million for the first six months of fiscal 2017, a decrease of $200,000 or (1.9%).

For the first six months of fiscal 2018, Champions reported a loss from operations of $689,000, including $711,000 and $132,000 in stock-based compensation and depreciation, respectively, an improvement of $2.3 million, or 77.2%, compared to the loss from operations of $3 million, inclusive of $1.7 million and $87,000 in stock-based compensation and depreciation, respectively, in the first six months of fiscal 2017. Excluding stock-based compensation and depreciation, Champions recognized income from operations of $155,000 for the six months ended October 31, 2017 compared to net loss of $1.3 million for the six months ended October 31, 2016.

TOS revenue was $9.4 million for the six months ended October 31, 2017 compared to $7.1 million for the six months ended October 31, 2016, an increase of $2.3 million or 32.3%.

TOS cost of sales was $4.6 million for the six months ended October 31, 2017, an increase of $700,000, or 19.8%, compared to $3.9 million for the six months ended October 31, 2016. Gross margin for TOS was 50.7% for the first six months of fiscal 2018 compared to 45.5% for the first six months of fiscal 2017.

POS revenue was $818,000 for the six months ended October 31, 2017 compared to $1.0 million for the six months ended October 31, 2016, a decrease of $182,000 or (18.8%).

POS cost of sales was $646,000 for the six months ended October 31, 2017, a decrease of $201,000, or (23.7%), compared to $847,000 for the six months ended October 31, 2016. Gross margin for POS for the six months ended October 31, 2017 was 21% compared to 15.9% for the six months ended October 31, 2016.

Research and development expense was $2.2 million for both the six months ended October 31, 2017 and 2016. Sales and marketing expense for the six months ended October 31, 2017 was $1.2 million, a decrease of $400,000, or (24.8%), compared to $1.6 million for the six months ended October 31, 2016. General and administrative expense was $2.2 million for the six months ended October 31, 2017, a decrease of $400,000 or (15.3%), compared to $2.6 million for the six months ended October 31, 2016.

Net cash used in operations was $1.7 million for the six months ended October 31, 2017 compared to $2.6 million for the six months ended 2016, a decrease of $900,000 or 34.3%.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EST (1:30:00 p.m. PST) to discuss its second quarter financial results. To participate in the call, please call 888-567-1602 (domestic) or 404-267-0373 (international) 10 minutes ahead of the call and give the verbal reference "Champions Oncology."

Full details of the Company’s financial results will be available Friday, December 15, 2017 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

Exhibit 99.1

See the attached Reconciliation of GAAP net loss to non-GAAP net loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP net loss per share amounts for the three and six months ended October 31, 2017 and 2016. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and non-GAAP loss per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2017 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Gain (Loss) (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2017	2016	2017	2016
Net (loss) - GAAP	$(94)	$(504)	$(768)	$(3,051)
Less:
Stock-based compensation	148	535	711	1,664
Net gain (loss) - non-GAAP	$54	$31	$(57)	$(1,387)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2017	2016	2017	2016
EPS – GAAP	$(0.01)	$(0.05)	$(0.07)	$(0.32)
Less:
Effect of stock-based compensation on EPS	0.01	0.05	0.07	0.17
EPS - non-GAAP	$—	$—	$—	$(0.15)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2017	2016	2017	2016
TOS operating revenue	4,825	3,960	9,418	7,119
POS operating revenue	$378	$497	$818	$1,007
Total operating revenue	$5,203	$4,457	$10,236	$8,126
Cost of TOS	2,394	1,829	4,648	3,879
Cost of POS	259	374	646	847
Research and development	1,115	1,008	2,233	2,219
Sales and marketing	551	717	1,235	1,643
General and administrative	954	1,022	2,163	2,555
Loss from Operations	$(70)	$(493)	$(689)	$(3,017)
Other (Expense)	(13)	(16)	(64)	(25)
Net Loss before provision for income taxes	$(83)	$(509)	$(753)	$(3,042)
Income taxes	(11)	(5)	(15)	9
Net Loss	$(94)	$(504)	$(768)	$(3,051)

Condensed Consolidated Balance Sheets as of (Unaudited)

	October 31, 2017	April 30, 2017
Cash and cash equivalents	$660	$3,295
Accounts receivable	2,578	2,274
Other current assets	303	300
Total current assets	3,541	5,869

Restricted cash	150	150
Property and equipment, net	2,025	1,216
Other long term assets	107	107
Goodwill	669	669
Total assets	$6,492	$8,011

Accounts payable and accrued liabilities	$1,939	$2,537
Deferred revenue	3,879	4,910
Total current liabilities	5,818	7,447

Other Non-current Liability	302	164
Stockholders’ equity	372	400
Total liabilities and stockholders’ equity	$6,492	$8,011

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended October 31,
	2017	2016
Cash flows from operating activities:
Net Loss	$(768)	$(3,051)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	711	1,664
Issuance of common stock for services	30	15
Depreciation and amortization expense	132	87
Allowance for doubtful accounts	(41)	(2)
Changes in operating assets and liabilities	(1,745)	(1,268)
Net cash used in operating activities	(1,681)	(2,555)

Cash flows from investing activities:
Purchases of property and equipment	(942)	(30)
Net cash used in investing activities:	(942)	(30)

Cash flows from financing activities:
Public Offering June 2016, net of financing costs of $742,000	—	4,340
Capital lease payments	(12)	(12)
Net cash (used in) provided by financing activities:	(12)	4,328

Increase (decrease) in cash and cash equivalents	(2,635)	1,743
Cash and cash equivalents, beginning of period	3,295	2,585
Cash and cash equivalents, end of period	$660	$4,328